Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 20-F of Hudson Capital Inc. (Formerly known as China Internet Nationwide Financial Services Inc.), for each of the two fiscal years in the period ended December 31, 2020, of our report dated May 5, 2021, included in its Registration Statement on Form S-4 (File No. 333-250044-01) dated November 12, 2020, Form S-4/A (File No. 333-250044-01) dated December 31, 2020, Form S-4/A (File No. 333-250044-01) dated February 8, 2021, Form S-1 (File No. 333- 253126-01) dated February 16, 2021, Form F-3 (File No. 333-233408) dated August 22, 2019， F-3/A (File No, 333-233408) dated September 11, 2019 and Form S-8 (File No. 33-225674) dated June 15, 2018 relating to the consolidated financial statements for each of the two fiscal years in the period ended December 31, 2020.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

May 5, 2021